Exhibit 5.1

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, BC V6E 4E5 Canada Tel: 604-631-3300 Fax: 604-631-3309

February 26, 2024

Reference: 99472/4

enGene Holdings Inc. Suite 220, 4868 Rue Levy, Saint-Laurent, Quebec Canada H4R 2P1

RE:	enGene Holdings Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel for enGene Holdings Inc. (the “Company”), a company incorporated under the laws of the Province of British Columbia, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) relating to the registration pursuant to the United States Securities Act of 1933, as amended, of 7,261,110 common shares (the “Shares”) in the capital of the Company which are reserved for issuance pursuant to the exercise or settlement, as applicable, of incentive stock options, nonqualified stock options, stock appreciate rights, share awards, share units and other share-based awards (collectively the “Incentive Awards”) which may be granted under the Company’s incentive equity plan appended to and entered into in connection with the business combination agreement dated May 16, 2023 between the Company, enGene Inc. and Forbion European Acquisition Corp. (the “Incentive Plan”).

For the purposes of this opinion we have reviewed such corporate records of the Company and other documents as we have deemed necessary or desirable to give the opinion expressed below.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based upon and subject to the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Incentive Awards, we are of the opinion that upon the due exercise or settlement, as applicable, of the Incentive Awards in accordance with their terms and the terms of the Incentive Plan, the Shares underlying the Incentive Awards will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the federal laws of Canada specifically applicable therein; and

(b)	our opinion is based on legislation and regulations in effect on the date hereof.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Very truly,

(signed) “Blake, Cassels and Graydon LLP”